UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 21, 2009

Hawk Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13797	34-1608156
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 1500, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216 861-3553

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2009, the Compensation Committee (the "Committee") of the Board of Directors of Hawk Corporation ("Hawk") approved the Amended and Restated Employment Agreement (the "Employment Agreement") among Hawk, Wellman Products Group, Inc. ("Wellman") and B. Christopher DiSantis, Hawk’s president and chief operating officer. Wellman is a wholly-owned subsidiary of Hawk. Also on August 21, 2009, the Committee approved the Amended and Restated Change in Control Agreement (the "Change in Control Agreement") between Hawk and Mr. DiSantis, and the Split-Dollar Agreement (the "Split-Dollar Agreement") between Hawk and Mr. DiSantis.

The amendments to the Employment Agreement:

• reflect Mr. DiSantis’ current title of president and chief operating officer of Hawk;
• extend the term of the Employment Agreement to August 21, 2014;
• reflect the current amount of Mr. DiSantis’ salary of $385,000 annually, which amount is subject to annual review and increase by the Committee;
• specifically state that Mr. DiSantis is eligible to receive specific benefits including participating in Hawk’s incentive compensation plans and receiving an automobile benefit;
• grant an insurance benefit package consisting of a split-dollar life insurance policy pursuant to the Split-Dollar Agreement, term life insurance in the face amount of $3.0 million and supplemental disability insurance of $10,000 per month;
• state that Hawk may terminate Mr. DiSantis for "cause" as defined in the Change in Control Agreement;
• include an additional severance benefit of vesting of unvested stock awards and company contributions under Hawk’s deferred compensation plan;
• include vesting of unvested stock awards upon Mr. DiSantis’ death; and
• require Hawk to continue to pay salary and medical benefits for one year and provide vesting of unvested stock awards if Mr. DiSantis’ employment is terminated after one year of his disability.

The amendments to the Change in Control Agreement extend the term to August 21, 2014, make other minor revisions and incorporate the terms of the First Amendment to Change in Control Agreement dated December 30, 2008.

Pursuant to the Split-Dollar Agreement, Hawk purchased an insurance policy on the life of Mr. DiSantis in the face amount of $2.0 million. Under the terms of the Split-Dollar Agreement, Hawk pays the annual premium of the insurance policy, and Hawk will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy. The remaining proceeds of the policy will be paid to beneficiaries designated by Mr. DiSantis. The Split-Dollar Agreement will terminate upon the occurrence of (1) the cessation of Hawk’s business, (2) Hawk’s bankruptcy, receivership or dissolution, or (3) the termination of Mr. DiSantis’ employment by Hawk (other than for reason of his death or mental or physical disability).

Upon the termination of the Split-Dollar Agreement, Mr. DiSantis will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

The foregoing descriptions of the Employment Agreement, the Change in Control Agreement and the Split-Dollar Agreement are not complete and are qualified in their entirety by reference to the full and complete terms of the Employment Agreement, the Change in Control Agreement and the Split-Dollar Agreement, which are attached to this current report as Exhibit 10.1, 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amended and Restated Employment Agreement dated as of August 21, 2009 by and among Hawk Corporation, Wellman Products Group, Inc. and B. Christopher DiSantis

10.2 Amended and Restated Change in Control Agreement dated as of August 21, 2009 by and between Hawk Corporation and B. Christopher DiSantis

10.3 Split-Dollar Agreement dated as of August 21, 2009 by and between Hawk Corporation and B. Christopher DiSantis

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawk Corporation

August 27, 2009	By:	Thomas A. Gilbride

Name: Thomas A. Gilbride
Title: Vice President - Finance and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement
10.2	Amended and Restated Change in Control Agreement
10.3	Split-Dollar Agreement